Exhibit 4.86

[Translation of Chinese Original]

Share Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as “This Agreement”) is entered into by the following Parties in Beijing, the People’s Republic of China (hereinafter referred to as “China”) on June 20, 2014:

Transferor

1. Zhang Lei, a Chinese citizen, ID card no.: 11010219690528111X;

2. Wang Tianxing, a Chinese citizen, ID card no.: 110108196810109016;

3. Wang Wenjun, a Chinese citizen, ID card no.: 110108197410028991;

4. Shen Shizhou, a Chinese citizen, ID card no.: 110108196911148954.

Transferee: Beijing Super TV Co., Ltd., a wholly foreign-owned corporation duly registered and validly surviving according to laws of China; registered address: Room 406, 4/F, Tower B, Jingmeng High-tech Building, No. 5 -2 Shangdi East Road, Haidian District, Beijing.

The Transferor and Transferee are each referred to as “Party” and collectively as “Parties”.

Definitions

Unless otherwise specified below in this Agreement, the following words express the following meanings:

Subject Company indicates the Beijing Novel-Super Digital TV Technology Co., Ltd., a limited liability company duly registered and validly surviving according to laws of China, whose registered address: Room 402, 4/F, Tower B, Jingmeng High-tech Building, No. 5 -2 Shangdi East Road, Haidian District, Beijing;

Transfer subject indicates the 100% stock equity of the subject company held by the Transferor.

Whereas:

1. The subject company is a limited liability company duly registered and validly surviving according to laws of China with a registered and paid-in capital of RMB 150million. See Annex I for equity structure of the subject company on the date of signing this Agreement. Among which, shareholding ratio of the Transferor is 100%.

2. The Transferor intends to transfer the 100% stock equity of the subject company to the Transferee and the Transferee intends to buy the total 100% stock equity of the subject company held by the Transferor.

Hereby, according to provisions of relevant Chinese laws, regulations and rules, the Parties, following the voluntariness, fairness, honesty and credibility principles and through friendly consultations, have reached a consensus on relevant matters of the Transferor transferring the 100% stock equity of the subject company to the Transferee and signed this Agreement as follows:

Article I Transfer subject

1.1 Transfer subject of this Agreement is the 100% stock equity of the subject company held by the Transferor.

The Transferor agrees to transfer the transfer subject to the Transferee.

1.2 Total subscribed capital (RMB 150 million) of the transfer subject held by the Transferor has been paid in full.

1.3 The transfer subject has no guarantee in any other forms except all the pledges to the Transferee when signing this Agreement, including but not limited to any other pledges or any other restrictions or obligations set on the transfer subject affecting transferring of the transfer subject or exercising of shareholder’s rights. Also, no competent authorities have taken any compulsory measures on the transfer subject. The Parties agree to go through the pledge releasing registration formalities against the pledge registration and the equity change registration formalities immediately after signing this Agreement.

Article II Subject company

2.1 The subject company involved in this Agreement has independent enterprise legal person qualifications as a company legally existing under Chinese laws.

2.2 The subject company has legal approval or license files related to operations.

Article III Transfer price and payment

3.1 Transfer price: The Parties agree that transfer price under terms of this Agreement is RMB 150 million; in which, the Transferee shall pay Zhang Lei RMB 47,479,380, pay Wang Tianxing RMB 46,855,328, pay Wang Wenjun RMB 43,268,392 and pay Shen Shizhou RMB 12,396,900.

3.2 Payment method of the transfer price shall be further confirmed by the Parties in written.

Article IV Pledge release and registration change

4.1 The Transferor shall urge the subject company to start to go through the pledge registration releasing formalities for the transfer subject within three days as of signing this Agreement and the Transferee shall sign relevant necessary documents and provide necessary assistance; the Transferor shall also urge the subject company to go through the equity change registration formalities at the industrial and commercial registration authority for the subject company immediately after releasing the pledge registration (Relevant documents shall be submitted no later than the next day after obtaining pledge registration releasing document). The transaction is deemed to be finished after completion of equity change registration formalities and issuance of new business license for the subject company.

Article V Transferor representations and warranties

The Transferor represents, promises and warrants to the Transferee that:

5.1 The Transferor has paid total registered capital of the subject company fully and obtained the capital verification report through capital verification. No feigned capital contribution or capital flight acts exist.

5.2 The Transferor has legal, effective and complete rights of disposing the transfer subject under the terms of this Agreement. The transfer subject held by the Transferor has no other pledge or guarantee in any other forms or third party rights except all the pledges given to the Transferee.

Article VI Transferee representations and warranties

6.1 It conforms to the provisions of the laws and regulations for the Transferee to buy the transfer subject under the terms of this Agreement and has no conflict with the industrial polities of China.

6.2 The documentary evidence and information submitted to the Transferor for the purpose of signing this Agreement are true and complete.

6.3 All the approvals required by signing this Agreement have been effectively obtained in a legal way.

Article VII Bearing of transaction expenses

Transaction expenses incurred during the transaction process under terms of this Agreement shall be undertaken by each of the Parties respectively according to relevant provisions.

Article VIII Liability for breach of contract

8.1 If any Party violates provisions of this Agreement, he shall be liable for the compensation responsibilities fully against the losses of other Parties resulted in by his breach of this agreement.

8.2 If any Party violates provisions of this Agreement, he shall bear the liabilities for breach of contract despite termination of this Agreement.

Article IX Modification and termination of the Agreement

9.1 Parties concerned may modify or terminate this Agreement after reaching consensus through consultations. Things left unmentioned of this Agreement shall be supplemented by signing written agreement between the Parties.

9.2 If any of the following cases occur, any Party shall have the right to terminate this Agreement:

9.2.1 Where purpose of this Agreement fails to realize due to force majeure or reasons not attributable to the Parties, any Party shall have the right to terminate this Agreement;

9.2.2 Where one Party loses actual performance capabilities, the counter Party shall have the right to terminate this Agreement;

9.2.3 Where purpose of this Agreement fails to realize due to one Party’s serious breach of the contract, the counter Party shall have the right to terminate this Agreement;

9.2.4 Where any Party violates the representation and warranties of this Agreement in Article V and Article VI, the counter Party shall have the right to terminate this Agreement.

Article X Applicable laws and dispute resolution

10.1 Laws of the People’s Republic of China shall be applicable to this Agreement.

10.2 The Parties concerned shall try to solve any dispute concerning interpretation or performance of this Agreement through negotiations; if negotiation fails, any Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to the provisions of this Agreement. The arbitration shall be carried out in Beijing, China by the Commission in accordance with the current effective arbitration rules. The arbitral decision shall be final and legally binding to all Parties.

Article XI Validity of the Agreement

This Agreement takes effect since being signed by the Parties on the date shown at the beginning of this Agreement.

Article XII Miscellaneous

12.1 Any modification or supplement to this Agreement by the Parties shall be concluded in written and attached as annex to this agreement. Annex of this Agreement shall have the same legal effect.

12.2 This Agreement is in quintuplicate and each Party shall hold one copy.

[This page, as signature of the Equity Transfer Agreement, has no body text.]

Transferor:

Zhang Lei

Signature:	/s/ Zhang Lei

Wang Tianxing

Signature:	/s/ Wang Tianxing

Wang Wenjun

Signature:	/s/ Wang Wenjun

Shen Shizhou

Signature:	/s/ Shen Shizhou

[This page, as signature of the Equity Transfer Agreement, has no body text.]

Transferee: Beijing Super TV Co., Ltd.

Signature: Name: Position:	/s/ Zhu Jianhua

Annex I

Equity structure of the subject company (as of signing date of this Agreement)

Shareholder’s name	Capital contribution (yuan)	Form of contributions	Ratio of contributions
Zhang Lei	47,479,380	Currency	31.65%
Wang Tianxing	46,855,328	Currency	31.24%
Wang Wenjun	43,268,392	Currency	28.85%
Shen Shizhou	12,396,900	Currency	8.26%

Total	150,000,000	Currency	100%